Exhibit 99.2

BIOS INTERNATIONAL CORPORATION

Condensed Financial Statements

March 31, 2012 and 2011

BIOS INTERNATIONAL CORPORATION

Table of Contents

Page
Condensed Financial Statements

Condensed Balance Sheets (Unaudited)	1

Condensed Statements of Income (Unaudited)	2

Condensed Statements of Cash Flows (Unaudited)	3

Notes to Condensed Financial Statements (Unaudited)	4

BIOS INTERNATIONAL CORPORATION

Condensed Balance Sheets (Unaudited)

	March 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$271,630	$603,908
Accounts receivable	649,688	586,493
Inventory, net	792,683	694,798
Total current assets	1,714,001	1,885,199
Non-current assets
Property and equipment, net	72,643	32,337
Other long term assets	28,506	26,763
Total non-current assets	101,149	59,100
Total assets	$1,815,150	$1,944,299

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$81,652	$84,111
Accrued expenses	87,718	215,127
Total current liabilities	169,370	299,238
Total liabilities	169,370	299,238
Commitments and contingencies (Note 4)
Stockholder’s equity
Common stock, $10 par value, 1,000 shares authorized, issued, and outstanding	10,000	10,000
Retained earnings	1,635,780	1,635,061
Total stockholder’s equity	1,645,780	1,645,061
Total liabilities and stockholder’s equity	$1,815,150	$1,944,299

See notes to financial statements.

BIOS INTERNATIONAL CORPORATION

Condensed Statements of Income (Unaudited)

	For the Three Month Period Ended
	March 31,
	2012	2011
Revenues	$1,527,597	$1,365,796
Cost of revenue	741,151	575,540
Gross profit	786,446	790,256
Operating expenses
General and administrative	288,740	309,889
Research and development	110,701	140,556
Selling	67,591	50,967
Total operating expenses	467,032	501,412
Other income
Other income	(408)	(992)
Total other income	(408)	(992)
Net income	$319,822	$289,836

See notes to financial statements.

BIOS INTERNATIONAL CORPORATION

Condensed Statements of Cash Flows (Unaudited)

	For the Three Month Period Ended
	March 31,
	2012	2011
Cash flows from operating activities
Net income	$319,822	$289,836
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities
Depreciation and amortization	2,395	1,583
Changes in assets and liabilities
Accounts receivable	156,803	63,285
Inventory	127,433	46,585
Other current assets	16,146	—
Other long term assets	487	—
Accounts payable	(25,516)	(11,053)
Accrued expenses	(58,859)	78,500
	218,889	178,900
Net cash and cash equivalents provided by operating activities	538,711	468,736
Cash flows from investing activities
Purchase of property and equipment	(7,401)	—
Net cash and cash equivalents used in investing activities	(7,401)	—
Cash flows from financing activities
Distributions to owners	(300,000)	(233,000)
Stockholder loan repayment	—	—
Net cash and cash equivalents used in financing activities	(300,000)	(233,000)
Net increase in cash and cash equivalents	231,310	235,736
Cash and cash equivalents - beginning of year	40,320	368,172
Cash and cash equivalents - end of year	$271,630	$603,908

See notes to financial statements.

BIOS INTERNATIONAL CORPORATION

Notes to Condensed Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Bios International Corp (“Bios”) was established in 1991.  Bios International is a recognized manufacturer of gas flow measurement, providing the industry’s most reliable products, service and solutions for professionals in environmental protection, workplace safety, industrial process control and laboratory calibration.  The Company serves its customers directly and through a vast network of distributors across the globe.

Accounts Receivable

The Company estimates an allowance for doubtful accounts based on overall historic write-offs, the age of receivable balances, and the payment history and creditworthiness of the customer.  The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.  As of March 31, 2012 and 2011, the Company determined that no allowance was necessary as all accounts were deemed fully collectible.

For product sold, payments by customers to the Company for shipping and handling costs are included in revenue on the statements of income, while the Company’s expense is included in cost of revenue.  Shipping and handling for inventory and materials purchased by the Company is included as a component of inventory on the balance sheets, and in cost of revenue when the product is sold.

Note 2 - Related Party Transactions

The Company pays the owner of the Company royalties for the use of patented technology.  The related expense is recorded as cost of revenue within the statements of income for the three month period ended March 31, 2012.

Note 3 - Inventory

Inventories are summarized as follows:

	March 31,
	2012	2011
Finished goods and raw materials	$798,684	$698,516
Inventory reserve	(6,001)	(3,718)
	$792,683	$694,798

Finished goods include raw materials, direct labor, and manufacturing overhead at March 31, 2012 and 2011.

BIOS INTERNATIONAL CORPORATION

Notes to Condensed Financial Statements

Note 4 - Commitments and Contingencies

Operating Leases

The Company leases equipment, storage and vehicles under non-cancelable operating leases.  Rent expense for the three month period ended March 31, 2012 and 2011 was $61,279 and $44,032, respectively.

Future minimum lease payments under these leases are approximately as follows:

Year Ending March 31,
2012	$135,000
2013	180,000
2014	180,000
2015	15,000
$510,000

Litigation

In the normal course of business, the Company is party to litigation from time to time.  The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 5 - Subsequent Events

On May 15, 2012, the Company was acquired by Mesa Laboratories, Inc. (“Mesa”).  Under the terms of the acquisition, certain assets and liabilities of the Company were acquired for a cash payment of $16,660,000, which includes $1 million held in escrow, and contingent consideration of up to $6,710,000 depending on the results of a three-year earn period.

The Company has evaluated all subsequent events through July 20, 2012, which is the date the financial statements were available to be issued.